Exhibit 10.1

INTELLECTUAL PROPERTY SALE AND ASSIGNMENT AGREEMENT

This Intellectual Property Sale and Assignment Agreement (“Agreement”) is entered into as of July 12, 2025 (“Effective Date”), by and between:

Turner Global Media, LLC (“TGM”), a Delaware limited liability company with its principal place of business at 11428 E Parker Rd, Parker, Colorado 80138; and

Datavault AI Inc. (“DVLT”), a Delaware corporation with its principal place of business at 15268 NW Greenbrier Pkwy, Beaverton, Oregon 97006.

TGM and DVLT are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, TGM is the sole owner of certain intellectual property rights related to inaudible audio technology that enables seamless integration of triggered advertising, brand messages, and content across enabled devices, delivering actionable commerce and analytics without disrupting the listening experience.

WHEREAS, DVLT desires to purchase and acquire, and TGM desires to sell and assign, all right, title, and interest in and to the foregoing intellectual property upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1 “ADIO Patented Technology” means any and all technology described in United States Patent Numbers; US-20230394900-A1, US-11749046-B2, US-20220068069-A1, US-11195362-B2, US-20210264887-A1, US-11030983-B2, US-20210082380-A1, US-10878788-B2

1.2 “IP” means all intellectual property rights owned by TGM related to the inaudible audio technology, including but not limited to patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, know-how, designs, symbols, artistic works, and images used in commerce.

1.3 “Gross Sales” means the total revenue derived from the sale, licensing, or commercialization of the IP, and/or ADIO Patented Technology, for Broadcast by DVLT before any deductions for taxes, discounts, or other expenses.

1.4  “Broadcast” means the dissemination of audio signals, including inaudible frequencies, through any and all devices capable of producing sound, including but not limited to radios, televisions, streaming platforms, retail shelf talkers, venue sound systems, and wearable or portable broadcast devices.

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2.	SALE AND ASSIGNMENT

2.1  Sale of IP. Subject to the terms and conditions of this Agreement, TGM agrees to sell, assign, transfer, and convey to DVLT, and DVLT agrees to purchase and acquire from TGM, all right, title, and interest in and to the IP, free and clear of all liens, encumbrances, and restrictions, except as expressly provided herein.

2.2  Assignment. The assignment of the IP to DVLT shall be effective as of the Closing Date (defined below). Upon such assignment, TGM shall execute and deliver to DVLT all necessary documents to effectuate the transfer of the IP, including but not limited to any patent assignments, trademark assignments, and copyright assignments, in forms suitable for recording with the United States Patent and Trademark Office, United States Copyright Office, or other applicable governmental authorities.

3.	PURCHASE PRICE AND PAYMENT TERMS

3.1 Purchase Price. The total purchase price for the IP shall be Two Million Five Hundred Thousand (2,500,000) restricted shares of DVLT common stock (the “Stock Payment”) and a royalty on Gross Sales (the “Royalty” and together with the Stock Payment, the “Purchase Price”).

3.2 Stock Payment. Subject to approval by the board of directors of DVLT, within fifteen (15) days of the Closing Date, DVLT shall issue to TGM the Stock Payment consisting of Two Million Five Hundred Thousand (2,500,000) restricted shares of DVLT common stock.

3.3 Royalty. DVLT shall pay to TGM the Royalty, which will equal fifteen percent (15%) of Gross Sales, calculated and paid quarterly within thirty (30) days after the end of each calendar quarter, commencing with the first full calendar quarter following the Closing Date and continuing for the Term of this Agreement (the “Royalty”); provided, however, that once DVLT has paid an aggregate of Fifteen Million U.S. Dollars ($15,000,000) in Royalty payments, the Royalty will decrease to ten percent (10%) of Gross Sales. DVLT shall provide TGM with a detailed accounting of Gross Sales with each Royalty payment.

4.	TERM

4.1  The term of this Agreement shall commence on the Effective Date and continue until the expiration of the patents included in the “ADIO Patented Technology”, unless earlier terminated in accordance with Section 8 (the “Term”). The Royalty obligation shall continue for the duration of the Term, unless otherwise terminated as provided herein.

5.	CLOSING

5.1  Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on July 12, 2025 (the “Closing Date”), remotely via the exchange of documents and signatures, or at such other time and place as the Parties may mutually agree.

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5.2 Deliverables at Closing. At Closing, TGM shall deliver to DVLT a list of any patent applications, trademarks, prior art and copyrights included in the IP, and the assignment thereof.

5.3 Deliverables after Closing. On or before fifteen (15) days after the Closing Date, DVLT shall deliver to TGM written confirmation of the issuance of the Stock Payment shares.

6.	REPRESENTATIONS AND WARRANTIES

6.1 TGM Representations and Warranties. TGM represents and warrants to DVLT that: (a) TGM is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware; (b) TGM has full power and authority to execute, deliver, and perform this Agreement; (c) TGM is the sole owner of the IP, free and clear of all liens, encumbrances, and restrictions; (d) The IP does not infringe upon the intellectual property rights of any third party; (e) There are no pending or threatened claims, lawsuits, or proceedings related to the IP.

6.2  DVLT Representations and Warranties. DVLT represents and warrants to TGM that: (a) DVLT is a corporation duly organized, validly existing, and in good standing under the laws of Delaware; (b) DVLT has full power and authority to execute, deliver, and perform this Agreement; (c) The shares issued as part of the Purchase Price are duly authorized, validly issued, fully paid, non-assessable, and free of restrictions on transfer, except as provided by applicable securities laws as they relate to restricted stock.

7.	INDEMNIFICATION

7.1  TGM Indemnification. TGM shall indemnify, defend, and hold harmless DVLT and its officers, directors, employees, and agents from any and all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising from any breach of TGM’s representations, warranties, or obligations under this Agreement.

7.2  DVLT Indemnification. DVLT shall indemnify, defend, and hold harmless TGM and its officers, directors, employees, and agents from any and all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising from any breach of DVLT’s representations, warranties, or obligations under this Agreement.

8.	TERMINATION

8.1  Termination for Breach. Either Party may terminate this Agreement upon written notice if the other Party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof.

8.2 Effect of Termination. Upon termination, all unpaid payment obligations (including Royalties) shall become immediately due and payable.

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9.	MISCELLANEOUS

9.1  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

9.2 Jurisdiction. Any disputes arising out of or relating to this Agreement shall be resolved exclusively in the state or federal courts located in Denver, Colorado. The Parties hereby irrevocably submit to the jurisdiction of such courts and waive any objection to venue or inconvenient forum.

9.3 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral.

9.4 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Parties may assign this Agreement to an affiliate or successor in connection with a merger, acquisition, or sale of all or substantially all of its assets.

9.5 Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above by certified mail, overnight courier, or email with confirmation of receipt.

9.6  Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TURNER GLOBAL MEDIA, LLC

By:	/s/ Gary Turner
Name: Gary Turner
Title: CEO

DATAVAULT AI INC.

By:	/s/ Nathanial Bradley
Name: Nathanial Bradley
Title: CEO

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